Exhibit 5.2

July 7, 2016

Molson Coors Brewing Company

1801 California Street, Suite 4600

Denver, Colorado 80202

Ladies and Gentlemen:

We have acted as local Colorado counsel to Coors Brewing Company, a Colorado corporation (“CBC”), Newco3, Inc., a Colorado corporation (“Newco”), CBC Holdco LLC, a Colorado limited liability company (“Holdco”), CBC Holdco 2 LLC, a Colorado limited liability company (“Holdco 2”), and MC Holding Company LLC, a Colorado limited liability company (“MCC”, and together with CBC, Newco, Holdco and Holdco 2, the “Colorado Guarantors”), in connection with the Registration Statement on Form S-3 filed with the Securities and Exchange Commission (the “Commission”) on January 26, 2016 (File No. 333-209123) (the “Registration Statement”) by Molson Coors Brewing Company (the “Parent”), including (i) the prospectus which forms a part of the Registration Statement (the “Base Prospectus”) and (ii) the prospectus supplement dated June 28, 2016, covering the offer and sale of the USD Notes (as defined herein), and the prospectus supplement dated June 29, 2016, covering the offer and sale of the EUR Notes (as defined herein), each filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Securities Act of 1933, as amended (collectively, the “Prospectus Supplements” and, together with the Base Prospectus, the “Prospectuses”) with respect to the issuance and sale by the Parent of (a) $500,000,000 aggregate principal amount of its 1.450% Senior Notes due 2019, $1,000,000,000 aggregate principal amount of its 2.100% Senior Notes due 2021, $2,000,000,000 aggregate principal amount of its 3.000% Senior Notes due 2026 and $1,800,000,000 aggregate principal amount of its 4.200% Senior Notes due 2046 (collectively, the “USD Notes”) and (b) €800,000,000 aggregate principal amount of its 1.250% Senior Notes due 2024 (the “EUR Notes” and, together with the USD Notes, the “Notes”), which Notes are guaranteed (the “Guarantees”) on a senior unsecured basis by the Colorado Guarantors and certain other subsidiaries of the Parent (together with the Colorado Guarantors, the “Guarantors”).  The Notes and the Guarantees are being issued pursuant to an Indenture, dated July 7, 2016, by and among the Parent, the Guarantors and Deutsche Bank Trust Company Americas, as trustee, as supplemented by the First Supplemental Indenture, dated July 7, 2016, relating to the EUR Notes, and the Second Supplemental Indenture, dated July 7, 2016, relating to the USD Notes (as supplemented, the “Indenture”).

In our capacity as local counsel to the Colorado Guarantors, we have examined the Indenture such other documents, records and instruments as we have deemed necessary for the purposes of this opinion.  In such examination, we have assumed the following without investigation: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based on the foregoing and subject to the qualifications and exclusions stated below, we express the following opinions:

1.                                      (i) Each of CBC and Newco is a corporation validly existing and in good standing under the laws of the State of Colorado, and (ii) each of Holdco, Holdco 2 and MCC is a limited liability company validly existing and in good standing under the laws of the State of Colorado.

2.                                      Each of the Colorado Guarantors has the requisite power and authority to enter into the Indenture, including the Guarantees, and to perform its obligations thereunder, and the Indenture, including the Guarantees, has been duly authorized, executed and delivered by each of the Colorado Guarantors.

For purposes of expressing the opinions herein, we have examined the laws of the State of Colorado, and our opinions are limited to such laws in their current form.  We have not reviewed, nor are our opinions in any way predicated on an examination of, the laws of any other jurisdiction, and we expressly disclaim responsibility for advising you as to the effect, if any, that the laws of any other jurisdiction may have on the opinions set forth herein.

We hereby consent to the filing of this opinion as an exhibit to the Parent’s Current Report on Form 8-K filed with the Commission on or about the date hereof, to the incorporation by reference of this opinion into the Registration Statement and any amendments thereto, including any and all post-effective amendments, and to the reference to us under the headings “Legal Matters” in the Prospectuses. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or related rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Perkins Coie LLP
PERKINS COIE LLP